Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Savings Plan Committee
 Pfizer Savings Plan:
We consent to the incorporation by reference in the Registration Statements on Form S‑8 dated October 5, 1994 (File No. 33‑55771), as amended, June 19, 2000 (File No. 333-39610), April 16, 2003 (File No. 333-104582) and October 16, 2009 (File No. 333-162519) of our report dated June 23, 2016, with respect to the statements of net assets available for plan benefits of the Pfizer Savings Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedules of Schedule H, Line 4a - Schedule of  Delinquent Participant Contributions for the Year Ended December 31, 2015, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015 and Schedule H, Line 4j - Schedule of Reportable Transactions for the Year Ended December 31, 2015, which report appears in the Annual Report on Form 11‑K  for the Pfizer Savings Plan for the fiscal year ended December 31, 2015.
/s/ KPMG LLP
Memphis, Tennessee
 June 23, 2016

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